Exhibit 99.1

For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or David Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Completes $11.5 Million Public Offering Of Common Stock

McLean, VA, November 5, 2014 – WidePoint Corporation (NYSE Mkt: WYY) a leading provider of Managed Mobility Services (MMS) specializing in Cybersecurity and Telecommunications Lifecycle Management (TLM) solutions, announced today the completion of an underwritten public offering of 7,931,035 shares of its common stock at a purchase price of $1.45 per share. The offering included 1,034,483 additional shares of common stock that were exercised by the underwriters in an agreement to cover over-allotments.

The gross proceeds to the Company from this offering were approximately $11.5 million, before deducting underwriting discounts and other offering expenses. All of the shares in the offering were sold by WidePoint.

Steve Komar, chairman & chief executive officer of WidePoint, said, "We were very pleased with the positive response that we witnessed during this offering from interested investors. We look forward to expanding our efforts towards new market opportunities with our current and pending new partners, initiating work on several pilots and newly awarded contracts and task orders, and continuing to build value in WidePoint for all of its stakeholders."

James McCubbin, executive vice president and chief financial officer of WidePoint, stated, “We were very pleased with the success of the offering and the work put in by our financial partners B. Riley and Craig-Hallum on this project. These proceeds should enable WidePoint to strengthen our balance sheet in support of our new and expanding business relationships and growth opportunities, while continuing to pay down debt, and seeking possible synergistic business combinations in the future.”

WidePoint expects to use the net proceeds from the offering for growth capital, general corporate purposes including the repayment of debt, and mergers and acquisition activities.

In connection with the offering, B. Riley & Co., LLC, is acting as lead book-runner and Craig-Hallum Capital Group LLC is acting as co-manager.

About WidePoint

WidePoint (NYSE Mkt: WYY) is a leading provider of secure, cloud-delivered, enterprise-wide information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts. For more information, visit www.widepoint.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) anticipated revenues for the third quarter ended September 30, 2014; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

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